APPENDIX A
TO
THE TRANSFER AGENCY SERVICES AGREEMENT
BETWEEN
EXCHANGE TRADED CONCEPTS TRUST
and
BROWN BROTHERS HARRIMAN & CO.
Dated as of 2/28/2017

The following is a list of Funds/Portfolios for which BBH shall serve under a Transfer Agency Services Agreement dated as of 9/28/2009 "the Agreement":

YieldShares High Income ETF
WeatherStorm Forensic Accounting Long-Short ETF1
Robo Global™ Robotics and Automation Index ETF
EMQQ Emerging Markets Internet & Ecommerce ETF
Hull Tactical US ETF
Rex Gold Hedged S&P 500 ETF
Rex Gold Hedged FTSE Emerging Markets ETF
REX VolMAXX Long VIX Weekly Futures Strategy ETF
REX VolMAXX Short VIX Weekly Futures Strategy ETF
The ETF Industry Exposure & Financial Services ETF

IN WITNESS WHEREOF, each of the parties hereto has caused this to be executed in its name and on behalf of each such Fund/Portfolio.

EXCHANGE TRADED CONCEPTS TRUST:

BY:
NAME:	J. Garrett Stevens
TITLE:	President
DATE:	3-2-17

[1]	Formerly Forensic Accounting ETF